Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

fourth Quarter and year end 2018 Results

TALLAHASSEE, FL., January 30, 2019 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter and year ended December 31, 2018. The Company reported net earnings of $1.3 million, or $0.40 per basic and diluted share, for the quarter ended December 31, 2018, compared to net earnings of $694,000, or $0.21 per basic and diluted share, for the quarter ended December 31, 2017. For the year ended December 31, 2018, the Company reported net earnings of $4.0 million, or $1.29 per basic and diluted share, compared to $2.8 million, or $1.04 per basic and diluted share, for the same period a year ago.

The Company also announced today that its Board of Directors has declared an annual cash dividend of $0.12 per share on the Company’s common stock. The dividend is payable on March 5, 2019 to shareholders of record on February 14, 2019.

“Our tenth year was record-breaking for Prime Meridian Bank,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO. “We surpassed $400 million in assets with a year-over-year increase in net income of 43.5%, inclusive of the beneficial effect of the 2017 tax reduction legislation.”

He also cited the continued consolidation of competitors, both in the immediate area and throughout the state of Florida, as, “growth opportunities for us. Our reputation and culture of relationship banking stand in contrast to the recent changes in our industry,” he said.

Another by-product of the reduction in number of community banks is, “We gain good team members to build bench strength,” Dixon continued.

Despite some uncertainty in the economy, Dixon is steadfast the Bank’s credit culture does not change. “If the structure of a loan does not align with our strategy, it won’t happen,” he said. “We are not interested in growth for growth’s sake.”

“In the competitive landscape we stay the course on everything we do,” Dixon continued. “We remain true to our model and the principles on which we were founded over 10 years ago.”

Fourth Quarter 2018 Highlights

●

On November 20, 2018, Prime Meridian Bank filed application with -- and subsequently received approval from -- the FDIC to establish a full-service branch in Lakeland, Florida at 3340 South Florida Avenue. Details of the branch and its operational staff will be made available during the first quarter of 2019.

●

October’s Hurricane Michael was a significant event in Florida. Fortunately, the Bank's staff was mostly unaffected and its offices were not damaged. Some of our financed properties in the panhandle, however, did sustain damage though not resulting in material financial effects to the Bank. Unfortunately, some institutions in neighboring counties did not fare as well. After the storm, senior management engaged in discussions with other banks that suffered losses in order to improve our disaster recovery planning for future storms.

●

In the fourth quarter the Bank set up and began testing Certificate of Deposit Account Registry Service (CDARS) and Insured Cash Sweep (ICS) accounts – two deposit tools which allow our large depositors access to multi-million-dollar FDIC insurance. These tools are intended to boost an already strong deposit base for the Bank.

●

In Leon County throughout 2018 Prime Meridian Bank consistently maintained a solid third place position in both mortgage dollar volume and number of mortgage originations. “We are very proud of our mortgage team,” said Dixon.

Full Year 2018 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary
(dollars in thousands except per share amounts)
	Year Ended December 31,
	2018	2017

Net Earnings	$4,042	$2,817
Book value per share	$16.19	$15.06
Earnings per share - Basic	$1.29	$1.04
Earnings per share - Diluted	$1.29	$1.04
Weighted-average basic shares outstanding	3,125,689	2,704,382
Weighted-average diluted shares outstanding	3,131,546	2,711,699
Return on average assets	1.07%	0.85%
Return on average equity	8.43%	7.17%
Average yield on earning assets	4.44%	4.05%
Net interest margin	3.81%	3.68%
Efficiency ratio(1)	61.58%	62.80%
Nonpeforming assets/total assets	0.09%	0.04%

1 Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Income Statement

Earnings Summary
(dollars in thousands)
				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Net Interest Income	$3,666	$3,610	$3,121	1.6%	17.5%	$13,927	$11,770	18.3%
Provision for Loan Losses	47	135	69	-65.2%	-31.9%	591	256	130.9%
Noninterest income	344	338	304	1.8%	13.2%	1,306	1,153	13.3%
Noninterest expense	2,384	2,458	2,112	-3.0%	12.9%	9,380	8,115	15.6%
Income Taxes	311	337	550	-7.7%	-43.5%	1,220	1,735	-29.7%
Net Income	$1,268	$1,018	$694	24.6%	82.7%	$4,042	$2,817	43.5%

The Company reported record net earnings for the quarter and year ended December 31, 2018, boosted by organic loan growth, higher transactional volume for debit cards, and a lower corporate tax rate.

Several positive macroeconomic factors benefitted the Company (and most banks) in 2018. In December, 2018, the Federal Reserve increased rates for the ninth time since December, 2015, when the current tightening cycle began. The Bank’s increased volume of new loan production has outpaced the increases in its funding costs, thus improving net interest income. Additionally, the Tax Cuts and Job Acts of 2017 resulted in a lower corporate income tax rate in 2018, which was a positive stimulus to most U.S. companies. On a more local level, continued consolidation in our immediate market provided opportunities for the Company to capitalize on its relationship banking model.

Interest Income

Interest income
(dollars in thousands)				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Interest income:
Loans	$3,854	$3,798	$3,091	1.5%	24.7%	$14,469	$11,589	24.9%
Securities	280	276	274	1.5%	2.2%	1,131	983	15.1%
Other	280	198	108	41.4%	159.3%	634	379	67.3%
Total interest income	$4,414	$4,272	$3,473	3.3%	27.1%	$16,234	$12,951	25.3%

Organic growth in the Company’s loan portfolio and higher yields drove the increase in interest income over the third quarter of 2018 and the fourth quarter of 2017. Other interest income was fueled by increased investment in federal funds sold and the higher rate paid on such funds.

Year over year, the Company’s average net loan portfolio increased $43.1 million, or 17.9%. This organic growth, in conjunction with higher average yields, accounted for over 85% of the increase in total interest income. Additional investment in federal funds sold and interest income on mortgage-backed securities also helped drive the increase in interest income.

Interest Expense

Interest expense:
(dollars in thousands)				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Total interest expense	$748	$662	$352	13.0%	112.5%	$2,307	$1,181	95.3%

The increase in the Company’s cost of funds quarter over quarter and year over year was driven by growing balances of time deposits and money market accounts and higher rates paid on those deposits. For the year ended December 31, 2018, the average balance of interest-bearing deposits increased $31.5 million, or 14.3%, while the average rates paid on deposits increased 38 basis points.

Net Interest Margin

Margin Analysis
(dollars in thousands)				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Average balance interest-earnings assets	$390,867	$382,258	$337,359	$8,609	$53,508	$365,843	$319,980	$45,863
Average yield on interest-earning assets	4.52%	4.47%	4.12%	0.05%	0.40%	4.44%	4.05%	0.39%
Average balance interest-bearing liabilities	$272,243	$263,837	$228,418	$8,406	$43,825	$251,586	$220,053	$31,533
Average yield on interest-bearing liabilities	1.10%	1.00%	0.62%	0.10%	0.48%	0.92%	0.54%	0.38%
Net interest margin	3.75%	3.78%	3.70%	-0.03%	0.05%	3.81%	3.68%	0.13%

Compared to the prior quarter, the margin compression in the fourth quarter of 2018 is explained by a change in the earning assets mix, with a higher balance of federal funds sold in the fourth quarter.

Comparing the quarter and year ended December 31, 2018 to comparable periods in 2017, the improvement in net interest margin was primarily driven by higher loan yields and a change in the earning assets mix, with a higher percentage of loans in 2018. The combination of these two events outpaced the increase in interest-bearing liabilities and the cost of funds.

Provision for Loan Losses

The provision for loan losses was $47,000 for the quarter ended December 31, 2018, representing an $88,000, or 65.2%, decrease over the quarter ended September 30, 2018, due to nominal loan growth of $1.1 million in the fourth quarter. Compared to the fourth quarter of 2017, the provision for loan losses decreased $22,000, or 31.9%. This decline is attributed to higher loan growth from the third quarter to the fourth quarter in 2017, when compared to the same time periods in 2018.

For the year ended December 31, 2018, the provision for loan losses increased $335,000, or 130.9%, due to the Company’s 15.9% increase in net loans and additional reserves taken on impaired loans during the year.

Noninterest Income

Noninterest income
(dollars in thousands)				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Service charges and fees on deposit accounts	$74	$83	$81	-10.8%	-8.6%	$333	$322	3.4%
Mortgage banking revenue	108	124	119	-12.9%	-9.2%	447	435	2.8%
Income from bank-owned life insurance	34	11	11	209.1%	209.1%	66	46	43.5%
Other income	128	120	93	6.7%	37.6%	460	350	31.4%
Total noninterest income	$344	$338	$304	1.8%	13.2%	$1,306	$1,153	13.3%

Noninterest income stayed relatively flat from the third quarter of 2018 to the fourth quarter of 2018. The modest decline in service charges and fees on deposit accounts is mostly due to lower non-sufficient funds fees while the decrease in mortgage banking revenue is attributed to a modest slowdown in secondary market loan production and exceptionally strong mortgage loan production in the third quarter of 2018. The Bank’s additional investment in bank-owned life insurance (“BOLI”) resulted in higher income from this asset during the fourth quarter, while income from ATM and debit cards increased other income due to higher transaction volume.

Comparing the fourth quarter of 2017 to 2018, a decline in FHA loan originations led to lower mortgage banking revenue in 2018. The additional investment in BOLI and increased transaction volume for ATM and debit cards in 2018 helped compensate for the declines in mortgage banking revenue and services charges and fees on deposit accounts over the prior year fourth quarter.

Year over year, the driver of noninterest income was the $110,000 increase in other income, which is principally due to a higher volume of ATM and debit card transactions.

Noninterest Expense

Noninterest expense
(dollars in thousands)				Change 4Q18 vs.
	4Q18	3Q18	4Q17	3Q18	4Q17	YE18	YE17	Change YOY
Salaries and employee benefits	$1,319	$1,341	$1,129	-1.6%	16.8%	5,106	4,236	20.5%
Occupancy and equipment	234	237	220	-1.3%	6.4%	932	947	-1.6%
Professional fees	107	86	85	24.4%	25.9%	374	320	16.9%
Marketing	144	193	134	-25.4%	7.5%	677	574	17.9%
FDIC/State Assessment	51	38	35	34.2%	45.7%	163	158	3.2%
Software maintenance, amortization and other	160	167	141	-4.2%	13.5%	634	535	18.5%
Other	369	396	368	-6.8%	0.3%	1,494	1,345	11.1%
Total noninterest expense	$2,384	$2,458	$2,112	-3.0%	12.9%	$9,380	$8,115	15.6%

The decrease in noninterest expense from the third quarter of 2018 to the fourth quarter of 2018 is due in large part to the timing of certain expenses, such as marketing expense and incentive accruals. When comparing the fourth quarter and year ended December 31, 2018 to the comparable periods in 2017, the primary driver of noninterest expense growth is higher salaries and employee benefits expense as the Bank continues to grow and add personnel. Full-time equivalent employees increased from 71 at December 31, 2017 to 79 at December 31, 2018. In addition to the 20.5% growth in salaries and employee benefits, modest gains in marketing expense, software, maintenance, amortization, and other expense, and other noninterest expense fueled the growth in noninterest expense.

Income Taxes

The Tax Cuts and Job Acts of 2017 resulted in a lower corporate income tax rate in 2018, thus helping boost net earnings for both the quarter and the year. The effective tax rate was 44.2% for the fourth quarter of 2017 and 38.1% for the year 2017, compared to 19.7% for the fourth quarter of 2018 and 23.2% for the year 2018. Income taxes decreased $239,000 quarter over quarter and $515,000 year over year when comparing 2017 to 2018.

Balance Sheet

At December 31, 2018, the Company reported $401.7 million in total assets, $349.1 million in deposits, and $290.1 million in portfolio net loans. This compares to $347.2 million in total assets, $298.3 million in deposits, and $250.3 million in portfolio net loans at December 31, 2017. Loan growth occurred across all categories, except consumer loans, from December 31, 2017 to December 31, 2018, with the majority of the increase attributed to growth in the residential and home equity category. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary
Loans by Class
(dollars in thousands )
	December 31, 2018		December 31, 2017
	unaudited		audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$82,494	28.1%	$79,565	31.5%
Residential real estate and home equity	121,454	41.4	94,824	37.4
Construction	31,601	10.8	26,813	10.6
Commercial	51,018	17.4	44,027	17.4
Consumer	6,747	2.3	7,742	3.1

Total Loans	293,314	100.0%	252,971	100.0%

Net deferred loan costs	460		424
Allowance for loan losses	(3,661)		(3,136)
Loans, net	$290,113		$250,259

Total stockholders’ equity was $50.8 million, or 12.7% of total assets, at December 31, 2018, compared to $47.0 million, or 13.5% of total assets, at December 31, 2017.  Book value per share increased from $15.06 at December 31, 2017 to $16.19 at December 31, 2018, with 3,138,945 common shares outstanding.

As of December 31, 2018, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.28%, a 12.90% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.90% Tier 1 Risk-Based Capital Ratio, and a 14.15% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $1.2 million were deemed to be impaired under the Bank’s policy at December 31, 2018, while loans totaling $134,000 were deemed to be impaired under the Bank’s policy at December 31, 2017. At December 31, 2018, the Bank had six nonaccrual loans in the aggregate amount of $342,000 compared to two nonaccrual loans totaling $134,000 at December 31, 2017. Net charge-offs totaled $66,000 for the year ended December 31, 2018 and nonperforming assets as a percentage of total assets was 0.09%. Management believes that the allowance for loan losses which was $3.7 million, or 1.25% of gross loans, at December 31, 2018 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third location in Crawfordville, Florida. As of December 31, 2018, the consolidated Company had 79 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com

Tables Follow

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except per share amounts)

	4Q18	3Q18	2Q18	1Q18	4Q17

Interest income:
Loans	$3,854	$3,798	$3,543	$3,274	$3,091
Securities	280	276	287	288	274
Other	280	198	82	74	108
Total interest income	4,414	4,272	3,912	3,636	3,473
Interest Expense-
Deposits	748	662	500	397	352
Total interest expense	748	662	500	397	352
Net interest income	3,666	3,610	3,412	3,239	3,121
Provision for loan losses	47	135	155	254	69
Net interest income after provision for loan losses	3,619	3,475	3,257	2,985	3,052

Noninterest income:
Service charges and fees on deposit accounts	74	83	89	87	81
Mortgage banking revenue	108	124	105	110	119
Income from bank-owned life insurance	34	11	10	11	11
Other income	128	120	110	102	93
Total noninterest income	344	338	314	310	304

Noninterest expense:
Salaries and employee benefits	1,319	1,341	1,218	1,228	1,129
Occupancy and equipment	234	237	226	235	220
Professional fees	107	86	97	84	85
Marketing	144	193	133	207	134
FDIC/State Assessment	51	38	38	36	35
Software maintenance, amortization and other	160	167	159	148	141
Other	369	396	370	359	368
Total noninterest expense	2,384	2,458	2,241	2,297	2,112

Earnings before income taxes	1,579	1,355	1,330	998	1,244
Income taxes	311	337	328	244	550
Net earnings	$1,268	$1,018	$1,002	$754	$694

Basic earnings per share	$0.40	$0.33	$0.32	$0.24	$0.21

Diluted earnings per share	$0.40	$0.33	$0.32	$0.24	$0.21

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	unaudited		unaudited	audited
	2018	2017	2018	2017
Interest income:
Loans	$3,854	$3,091	$14,469	$11,589
Securities	280	274	1,131	983
Other	280	108	634	379
Total interest income	4,414	3,473	16,234	12,951
Interest expense-
Deposits	748	352	2,307	1,181
Total interest expense	748	352	2,307	1,181
Net interest income	3,666	3,121	13,927	11,770
Provision for loan losses	47	69	591	256
Net interest income after provision for loan losses	3,619	3,052	13,336	11,514
Noninterest income:
Service charges and fees on deposit accounts	74	81	333	322
Mortgage banking revenue	108	119	447	435
Income from bank-owned life insurance	34	11	66	46
Other income	128	93	460	350
Total noninterest income	344	304	1,306	1,153
Noninterest expense:
Salaries and employee benefits	1,319	1,129	5,106	4,236
Occupancy and equipment	234	220	932	947
Professional fees	107	85	374	320
Marketing	144	134	677	574
FDIC/State assessment	51	35	163	158
Software maintenance, amortization and other	160	141	634	535
Other	369	368	1,494	1,345
Total noninterest expense	2,384	2,112	9,380	8,115
Earnings before income taxes	1,579	1,244	5,262	4,552
Income taxes	311	550	1,220	1,735
Net earnings	$1,268	$694	$4,042	$2,817

Earnings per common share:
Basic	$0.40	$0.21	$1.29	$1.04
Diluted	$0.40	$0.21	$1.29	$1.04
Cash dividends per common share(1)	$-	$-	$0.10	$0.07

(1) Annual cash dividends were paid during the first quarters of 2018 and 2017

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash & cash equivalents	$48,038	$56,775	$32,429	$22,175	$32,397
Securities available for sale	45,384	44,359	46,657	48,014	49,809
Loans, held for sale	4,767	6,782	7,321	6,394	5,880
Loans, net	290,113	289,022	285,473	272,611	250,259
Federal Home Loan Bank stock	355	355	355	355	316
Premises & equipment, net	4,656	4,699	4,828	4,936	4,872
Accrued interest receivable	1,034	1,028	1,027	985	978
Bank-owned life insurance	6,323	1,789	1,778	1,768	1,757
Other assets	1,032	1,149	1,137	1,060	912
Total Assets	$401,702	$405,958	$381,005	$358,298	$347,180

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$80,097	$83,296	$76,564	$73,736	$76,216
Savings, NOW and money-market deposits	227,674	230,817	220,363	212,153	200,027
Time deposits	41,296	41,133	34,896	23,393	22,054
Total Deposits	349,067	355,246	331,823	309,282	298,297
Official checks	837	865	602	1,368	1,146
Other liabilities	978	984	644	708	764
Total Liabilities	350,882	357,095	333,069	311,358	300,207
Total Stockholders' Equity	50,820	48,863	47,936	46,940	46,973
Total Liabilities and Stockholders' Equity	$401,702	$405,958	$381,005	$358,298	$347,180

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands, except per share amounts)

	Q4'18	Q318	Q2'18	Q1'18	Q4'17

Per Share Data:
Earnings per share - Basic	$0.40	$0.33	$0.32	$0.24	$0.21
Earnings per share - Diluted	$0.40	$0.33	$0.32	$0.24	$0.21
Book value per share	$16.19	$15.61	$15.33	$15.03	$15.06
Shares outstanding	3,138,945	3,128,671	3,125,233	3,122,769	3,118,977
Weighted-average basic shares outstanding	3,125,689	3,127,038	3,123,594	3,120,613	3,105,003
Weighted-average diluted shares outstanding	3,131,546	3,130,171	3,126,022	3,123,505	3,107,301

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.07%	1.03%	1.10%	0.86%	0.80%
Return on average equity(1)	8.43	8.42	8.49	6.45	5.97
Average yield on earning assets	4.52	4.47	4.46	4.30	4.12
Net interest margin	3.75	3.78	3.89	3.83	3.70
Efficiency ratio(2)	59.45	62.26	60.14	64.72	61.66

Asset Quality Data:
Nonaccrual loans	$342,000	$179,000	$90,000	$369,000	$134,000
Total nonperforming assets	342,000	179,000	90,000	369,000	134,000
Nonpeforming assets/total assets	0.09%	0.04%	0.02%	0.10%	0.04%

Capital Ratios:
Total Tangible Common Equity / Total Assets (Company)	12.65%	12.04%	12.58%	13.10%	13.53%
Tier 1 Leverage Capital Ratio (Bank)	9.28	9.21	9.68	9.69	9.48
Common Equity Tier I Capital Ratio (Bank)	12.90	12.40	12.28	12.38	12.80
Tier I Risk Based Capital Ratio (Bank)	12.90	12.40	12.28	12.38	12.80
Total Capital Ratio (Bank)	14.15	13.65	13.51	13.61	14.01

1 ROAA and ROAE are annualized

2 Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:            Randy Guemple, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com